22619 Pacific Coast Highway, Malibu, CA  90265
T: 310-456-7799   F: 310-317-8527
CONTACTS:
Genna Rosenberg	Joel Bennett
JAKKS Pacific, Inc.	JAKKS Pacific, Inc.
310-455-6235	310-455-6210

JAKKS Pacific® Announces
Proposed Private Placement

MALIBU, CA -- November 4, 2009 -- JAKKS Pacific, Inc. (NASDAQ: JAKK) today announced that it proposes to offer, subject to market and other conditions, $85.0 million in aggregate principal amount of convertible senior notes due 2014 in a private placement. JAKKS intends to grant the initial purchaser of the notes a 30-day option to purchase up to $15.0 million in principal amount of additional notes to cover over-allotments, if any.

The notes will be convertible at any time only upon specified events. Upon conversion, the notes may be settled, at JAKKS’ election, in cash, shares of its common stock, or a combination of cash and shares of its common stock. The interest rate, conversion price and other terms will be determined by negotiations between JAKKS and the initial purchaser of the notes. The notes will be senior unsecured obligations of JAKKS and will rank equal in right of payment with all of JAKKS’ existing and future senior unsecured indebtedness.

JAKKS intends to use the net proceeds from this offering, along with cash on hand, to repurchase all or a portion of its 4.625% convertible senior notes due 2023. In the event JAKKS is unable to repurchase such notes on satisfactory terms, JAKKS may use such proceeds for general corporate purposes.

The notes will be offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in compliance with Regulation S of the Securities Act. The convertible senior notes will not be registered under the Securities Act or any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the shares of notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products, with a wide range of products that feature some of the most popular children's toy licenses in the world. JAKKS’ diverse portfolio includes Action Figures, Art Activity Kits, Stationery, Writing Instruments, Performance Kites, Water Toys, Sports Activity Toys, Vehicles, Infant/Pre-School, Plush, Construction Toys, Electronics, Dolls, Dress-Up, Role Play, and Pet Toys and Accessories, sold under various proprietary brands including JAKKS Pacific®, Play Along®, Flying Colors®, Creative Designs International™, Road Champs®, Child Guidance®, Pentech®, Funnoodle®, Go Fly a Kite®, Color Workshop®, JAKKS Pets®, EyeClops®, Plug It In & Play TV Games™, Girl Gourmet®, Kids Only®, Tollytots® and Disguise. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Disney®, Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Graco® and Cabbage Patch Kids.

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS’ business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, the success of JAKKS’ private placement and the risks and other factors discussed in JAKKS’ Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009 and June 30, 2009 under the captions “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” and otherwise in JAKKS  reports and filings that it makes with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.